Exhibit 4.2

EXECUTION COPY

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT (AS DEFINED HEREIN). IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

SECOND LIEN COLLATERAL AGREEMENT

made by

PAPERWEIGHT DEVELOPMENT CORP.,

APPVION, INC.,

and certain of its Subsidiaries

in favor of

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

Dated as of November 19, 2013

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Page

Annexes

Annex I	Assumption Agreement

Schedules

Schedule 1	Notices
Schedule 2	Pledged Notes and Pledged Stock
Schedule 3	Perfected Liens
Schedule 4	Jurisdiction of Organization
Schedule 5	Inventory and Equipment
Schedule 6	Intellectual Property
Schedule 7	Commercial Tort Claims
Schedule 8	Accounts

iii

SECOND LIEN COLLATERAL AGREEMENT, dated as of November 19, 2013 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, this “Agreement”), made by Paperweight Development Corp., a Wisconsin corporation (“Holdings”), Appvion, Inc., a Delaware corporation (the “Company”) and each other entity signatory hereto under the heading “Grantors” (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of U.S. Bank National Association, as collateral agent (in such capacity and together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).

W I T N E S S E T H:

WHEREAS, the Company, Holdings, the guarantors party thereto (together with Holdings, each a “Guarantor” and collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (in such capacity and together with its successors and assigns in such capacity, the “Trustee”), have entered into an Indenture, dated as of the date hereof (as amended, restated, supplemented and/or otherwise modified from time to time, the “Indenture”), and pursuant thereto, the Company is issuing, and the Guarantors are guaranteeing, $250,000,000 in aggregate principal amount of 9.000% Second Lien Senior Secured Notes due 2020 (together with all notes issued in exchange or replacement therefor as provided in the Indenture, the “Notes”), the proceeds of which will be used in part to repay certain existing indebtedness of the Company;

WHEREAS, the Company, Holdings, Jefferies Finance LLC, as administrative agent and lenders thereunder (the “First Lien Lenders”) have entered into a credit agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of June 28, 2013, pursuant to which the First Lien Lenders have agreed to make extensions of credit to the Company;

WHEREAS, pursuant to the guarantee and collateral agreement, dated as of June 28, 2013, the Company, Holdings and the other grantors thereunder have agreed to grant a first priority security interest in the Collateral (as defined below) in order to secure the First Lien Obligations;

WHEREAS, the First Lien Collateral Agent (as defined below), the Collateral Agent and the Grantors hereof are party to that certain intercreditor agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), dated the date hereof, pursuant to which the liens upon and the security interests in the Collateral granted by this Agreement are and shall be subordinated in the manner provided in the Intercreditor Agreement to the liens upon and the security interests in the Collateral granted to secure the First Lien Obligations;

WHEREAS, the Company is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the Company and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the issuance of the Notes; and

WHEREAS, the Collateral Agent has agreed to act as agent for the benefit of the Secured Parties in connection with the transactions contemplated by the Indenture and this Agreement;

WHEREAS, it is a condition precedent to the obligation of the initial purchasers of the Notes to purchase the Notes that the Grantors shall have granted a second priority security interest in the Collateral and have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1 DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Indenture and used herein, including in the recitals hereto, shall have the meanings given to them in the Indenture, and the following terms are used herein as defined in the New York UCC: Account, Certificated Security, Chattel Paper, Commercial Tort Claim, Contract, Document, Equipment, Farm Products, General Intangible, Instruments, Inventory, Letter of Credit Right and Supporting Obligation.

(b) The following terms shall have the following meanings:

“Agreement”: this Second Lien Collateral Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Assumption Agreement”: an assumption agreement substantially in the form of Annex I.

“Canadian Grantors”: the grantors under the Collateral Agreement (Canada), dated as of the date hereof (as the same may be amended, restated, supplemented and/or otherwise modified from time to time), by and among U.S. Bank National Association., as collateral agent, and the grantors from time to time party thereto.

“CFC”: a “controlled foreign corporation” within the meaning of Sections 956 and 957 of the Code.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account to be established by the Collateral Agent after Discharge of First Lien Obligations as provided in Section 6.1 or 6.4.

“Copyrights”: (i) all copyrights arising under the Laws of the United States, any other country or any political subdivisions thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office or any other similar authority throughout the world, (ii) all rights corresponding thereto throughout the world and (iii) the right to obtain all extensions and renewals thereof.

“Copyright Licenses”: any written or oral agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 6), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Credit Agreement”: as defined in the preamble hereto.

“Deposit Account”: as defined in the New York UCC and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution. The Deposit Accounts of the Grantors as of the Issue Date are listed on Schedule 8.

“Discharge of First Lien Obligations”: “Discharge of First-Lien Obligations” as defined in the Intercreditor Agreement.

“Excluded Property”: as defined in Section 3.

“Excluded Stock”: all interests of the Company or any Grantor in (i) Rose Holdings Limited, (ii) Appvion de Mexico SA de CV, (iii) any Special Purpose Receivables Subsidiary or Immaterial Subsidiary and (iv) any CFC in excess of 66% of the outstanding voting stock of such CFC, in the case of this clause (iv) to the extent a pledge of the interests of such CFC would result in a material adverse tax or accounting consequence to the Company or such Grantor.

“First Lien Collateral Agent”: “First-Lien Collateral Agent” as defined in the Intercreditor Agreement.

“First Lien Creditors”: “First-Lien Creditors” as defined in the Intercreditor Agreement.

“First Lien Documents”: “First-Lien Documents” as defined in the Intercreditor Agreement.

“First Lien Obligations”: “First-Lien Obligations” as defined in the Intercreditor Agreement.

“First Lien Collateral Agent”: “First-Lien Collateral Agent” as defined in the Intercreditor Agreement.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property or similar proprietary rights, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, Trade Secrets and Trade Secret Licenses and all rights thereto throughout the world including, without limitation, all claims, causes of action, defenses arising out of or related to any of the foregoing and the right to sue at law or in equity for any past, present and future infringement, misappropriation, misuse, dilution or other impairment thereof, including the right to receive all proceeds and damages from all of the foregoing.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

“Intercreditor Agreement”: as defined in the preamble hereto.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)49 of the New York UCC and (ii) whether or not constituting “investment property” as so defined in the preceding clause (i), all Pledged Notes and all Pledged Stock; provided that in no event shall Investment Property include any Excluded Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

“Laws”: collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: the collective reference to the unpaid principal of and interest and premium on the Notes and all other monetary obligations and liabilities of the Grantors (including, without limitation, interest accruing at the then applicable rate provided in the Note Documents after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any of the Grantors, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or in connection with, the Note Documents or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, premium, fees, indemnities, costs, expenses or otherwise and all guaranties of the foregoing amounts.

“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 6.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule 6, (ii) all applications for letters patent of the United States or any other country and all reissues, extensions, renewals, reexaminations, divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 6, (iii) all invention disclosures, utility models or similar industrial property rights and (iv) all rights corresponding thereto, including rights to obtain any reissues or extensions of the foregoing.

“Permitted Unperfected Account”: with respect to any Grantor, any Deposit Account or Securities Account of such Grantor (a) that contains a balance of deposits equal to or less than $50,000; provided that such Deposit Account or Securities Account shall not cease to be a Permitted Unperfected Account if it contains a balance greater than $50,000 for not longer than 2 consecutive Business Days and provided that the balance of deposits in all such Deposit Accounts and Securities Accounts of the Grantors and all other Guarantors (including the Canadian Grantors) combined shall not exceed $200,000 in the aggregate at any time, (b) with respect to Deposit Accounts only, is used solely as (i) a payroll account, (ii) an employee benefit account, (iii) an operating expenses disbursement account that is zero-balanced on a daily basis, (iv) a sub concentration account that is zero-balanced on a daily basis, (v) a fiduciary, escrow or trust account or (vi) a tax account, including with respect to sales taxes; or (c) as to which the Collateral Agent otherwise agrees that no control agreement need be obtained. The Permitted Unperfected Accounts of the Grantors as of the Issue Date are so indicated on Schedule 8.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor in excess of $1,000,000 (or Intercompany Notes which, in the aggregate, are in excess of $1,000,000) and all other promissory notes issued to or held by any Grantor in excess of $1,000,000 (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that such term shall not, in any case, include any Excluded Stock.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Requirement of Law”: as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Holders”: as defined in Section 7.5(m).

“Secured Parties”: the Holders, the Collateral Agent, the Trustee, any co-agent or sub-agent appointed under the Note Documents and any other Person holding any Obligations.

“Securities Account”: as defined in the New York UCC. The Securities Accounts of the Grantors as of the Issue Date are listed on Schedule 8.

“Securities Act”: the Securities Act of 1933, as amended.

“Trade Secret Licenses”: any and all written or oral agreements granting any right in or to Trade Secrets (whether a Grantor is licensee or licensor thereunder).

“Trade Secrets”: all trade secrets, as recognized under applicable local Law, whether or not reduced to a writing or other tangible form, now or hereafter in force, owned or used in, or contemplated at any time for use in, the business of any Grantor, including with respect to any and all of the foregoing: (i) all documents and things embodying, incorporating, or referring in any way thereto, (ii) all rights to sue for past, present and future infringement thereof, (iii) all claims, damages, and proceeds of suit arising therefrom, and (iv) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license, assignment, or other dispositions thereof.

“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 6.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof, any other country or any political subdivision thereof or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 6, and (ii) the right to obtain all extensions and renewals thereof. Notwithstanding the foregoing, the Trademarks shall not include any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or Section 1(d) of the Lanham Act has been filed, to the extent that any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act or cause the trademark that is the subject thereof to be invalidated or abandoned.

1.2 Other Definitional Provisions.

(a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2 [RESERVED]

SECTION 3 GRANT OF SECURITY INTEREST

Subject to the terms of the Intercreditor Agreement, each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Contracts;

(d) all Deposit Accounts;

(e) all Documents;

(f) all Equipment;

(g) all General Intangibles;

(h) all Instruments;

(i) all Intellectual Property;

(j) all Inventory;

(k) all Investment Property;

(l) all Letter-of-Credit Rights;

(m) all books and records pertaining to the Collateral;

(n) those certain Commercial Tort Claims of the Obligors set forth on Schedule 7 attached hereto; and

(o) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in and of the following (the “Excluded Property”): (i) any property to the extent that such grant of a security interest is prohibited by any Requirement of Law, requires a consent not obtained of any Governmental Authority pursuant to any such Requirement of Law or is prohibited by, or constitutes a breach or default under, or results in the creation of a right of termination of (other than with respect to such any such right held by the Company or a Guarantor) or requires any consent not obtained under, any contract, license, agreement, instrument, lease, purchase money security interest or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the applicable terms in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable Law; (ii) any property to the extent that such property constitutes “Collateral” under and as defined in the Fox River Security Agreement; (iii) any leasehold interests in real property and fee interests in real property with a fair market value of less than $1,500,000; (iv) motor vehicles and any other assets subject to certificates of title; (v) commercial tort claims with a value of less than $200,000; (vi) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; (vii) any Permitted Unperfected Account; (viii) any Excluded Stock; (ix) any Intercompany Note made in favor of any Grantor by an Special Purpose Receivables Subsidiary with respect to the purchase price of Receivables from such Grantor in connection with a Permitted Receivables Financing; (x) any Receivables Assets related to (including, without limitation, by being sold, pledged or financed pursuant to) a Permitted Receivables Financing; and (xi) any other assets to the extent that First Lien Collateral Agent shall reasonably agree that the cost of obtaining a security interest therein or perfection of a security interest thereof (including any material adverse tax consequences resulting therefrom) outweighs the benefit of the security interest to be afforded thereby; provided, however, that (x) Excluded Property shall not include proceeds, products, substitutions or replacements of Excluded Property and (y) any Excluded Property that at any time fails to satisfy the above criteria (whether as a result of the applicable Grantor obtaining any necessary consent, any change in any rule of Law, statute or regulation, or otherwise) shall no longer constitute Excluded Property for purposes hereof and shall automatically constitute a portion of the Collateral subject to the grant of security contained herein. In addition, notwithstanding anything else contained in this Agreement, in the event that Rule 3-

10 (“Rule 3-10”) or Rule 3-16 (“Rule 3-16”) of Regulation S-X under the Securities Act of 1933, as amended, as amended, modified or interpreted by the SEC, would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other Governmental Authority) of separate financial statements of the Company or any Subsidiary of the Company due to the fact that such Person’s Equity Interests secure the Obligations, then the Equity Interests of such Person (the “Regulation S-X Excluded Collateral”) will automatically be deemed not to be part of the Collateral securing the Obligations, but and only for so long as the Company or such Subsidiary has not satisfied such requirement or is otherwise subject to such requirement. In such event, this Agreement may be amended or modified, without the consent of any Secured Party, to the extent necessary to release the Lien on the Regulation S-X Excluded Collateral in favor of the Collateral Agent. In the event that Rule 3-10 or Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) any Regulation S-X Excluded Collateral to secure the Obligations in excess of the amount then pledged without requiring the filing with the SEC (or any other Governmental Authority) of separate financial statements of such Person (or the Company or the applicable Subsidiary has otherwise satisfied such requirement to file separate financial statements), then the Equity Interests of such Person will automatically be deemed to be a part of the Collateral (but only to the extent that will not result in such Person being subject to any such financial statement requirement which has not otherwise been satisfied). In such event, this Agreement may be amended or modified, without the consent of any Secured Party, to the extent necessary to subject such portion of the Regulation S-X Excluded Collateral to a Lien in favor of the Collateral Agent.

INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS COLLATERAL AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, PRIOR TO THE DISCHARGE OF FIRST-LIEN OBLIGATIONS, UNLESS OTHERWISE INDICATED HEREIN, THE REQUIREMENTS OF THIS AGREEMENT TO DELIVER PLEDGED COLLATERAL AND ANY CERTIFICATES, INSTRUMENTS OR DOCUMENTS IN RELATION THERETO TO THE COLLATERAL AGENT OR ANY OBLIGATION WITH RESPECT TO THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION OF VOTING RIGHTS WITH RESPECT TO ANY COLLATERAL SHALL BE DEEMED SATISFIED BY THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION IN FAVOR OF THE FIRST LIEN AGENT (AS SUCH TERM IS DEFINED IN THE INTERCREDITOR AGREEMENT) AS BAILEE FOR THE COLLATERAL AGENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

SECTION 4 REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants that:

4.1 [Reserved].

4.2 Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Indenture, such Grantor owns its Collateral in all material respects free and clear of any and all Liens or claims of others. For the avoidance of doubt, it is understood and agreed that any

Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Note Documents, such licensing activity shall not constitute a “Lien” or a “claim” on such Intellectual Property. Each of the Collateral Agent, each Holder and each other Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Collateral Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.3 Perfected Second Priority Liens. Subject to the terms of the Intercreditor Agreement, the security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (including obtaining “control” (within the meaning of the applicable Uniform Commercial Code) of Deposit Accounts and Securities Accounts (other than Permitted Unperfected Accounts), Investment Property and, to the extent requested in writing by the Collateral Agent, Letter-of-Credit Rights (which, in the case of all filings and other documents referred to on said Schedule, unless otherwise noted, have been delivered to the Collateral Agent in completed and, where applicable, duly executed form)) will constitute valid perfected security interests (to the extent perfection of security interests therein may be perfected by filing of UCC-1 financing statements and/or filings with the United States Patent and Trademark Office and United States Copyright Office, possession by the Collateral Agent of the respective Investment Property or “control” of Deposit Accounts and Securities Accounts) in all of the Collateral (excluding Letter-of-Credit Rights where written request has not been made by the Collateral Agent) in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor, other than purchasers in the ordinary course of business, and other than purchasers under transactions permitted under the Indenture, and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for (i) Liens granted under the Security Documents, (ii) Liens permitted by the Indenture and (iii) other Liens which have priority over the Liens granted hereunder on the Collateral by operation of law. Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, but nonetheless subject to the terms of the Intercreditor Agreement, with respect to Letter-of-Credit Rights where the relevant Grantor has been requested by the Collateral Agent to obtain “control” of same, the respective Grantor shall have a reasonable period of time to comply with such request and such “control” shall not be required if the respective Grantor is unable to obtain any required consents for such “control” after using commercially reasonable efforts to obtain same, and unless and until “control” of the respective Letter-of-Credit Rights is obtained in accordance with the above provisions of this Section 4.3 (including this sentence), there shall be no violation of any representation or warranty or covenant contained in this Agreement as a result thereof.

4.4 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4.

4.5 Inventory and Equipment. On the date hereof, all of the Grantors’ Inventory and Equipment is kept at the locations listed on Schedule 5, except with respect to (i) Inventory and Equipment in transit to or from a location listed on Schedule 5, (ii) locations inside the United States and Canada where the value of such Inventory (other than consigned Inventory, which is the subject of clause (iii) below) and Equipment does not exceed in the aggregate for the Grantors and all other Guarantors (including the Canadian Grantors) combined (x) $250,000 at any one such location, and (y) $1,000,000 at all such locations, (iii) locations inside the United States and Canada where the value of Inventory on consignment for the Grantors and all other Guarantors (including the Canadian Grantors) combined does not exceed (x) $300,000 at any one such location and (y) $2,000,000 at all such locations, and (iv) locations in a jurisdiction outside the United States and Canada (or any constituent jurisdiction thereof), provided that the value of all such Inventory and Equipment located in such jurisdictions does not exceed $8,500,000.

4.6 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.7 Investment Property.

(a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor, except for Excluded Stock.

(b) On the date hereof, all the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c) Each of the Pledged Notes issued by a Grantor constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens in favor of, or claims of, any other Person, except the security interest created by this Agreement, the other Note Documents and the First Lien Documents and as otherwise would not violate the applicable requirements of the Indenture.

4.8 Receivables.

(a) Except to the extent that such amounts so payable to Grantors and the other Guarantors (including the Canadian Grantors) combined do not exceed $50,000 in aggregate, no amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper that has not been delivered to the Collateral Agent.

(b) As of the date hereof, not more than ten percent (10%) of the Receivables have a Governmental Authority as an obligor.

4.9 Intellectual Property.

(a) Schedule 6 lists all registered and applied for Patents, Trademarks and Copyrights in the United States that are owned by such Grantor in its own name and material to such Grantor’s business on the date hereof. To each Grantor’s knowledge, as of the date hereof, all Intellectual Property owned by such Grantor and set forth on Schedule 6 is valid, in full force and effect, subsisting, unexpired and enforceable, and has not been abandoned. To each Grantor’s knowledge, the business of such Grantor and the use of any Intellectual Property in connection therewith, does not infringe, misappropriate, dilute or violate the intellectual property rights of any third Person. There are no pending or, to such Grantor’s knowledge, threatened claims of infringement, misappropriation, dilution or violation by Grantor of any third Person’s intellectual property rights, and none of the Grantors is aware of any facts or circumstances that such Grantor reasonably believes are likely to form the basis for any such claim, and such Grantor has not received written notice of any such claim

(b) Except as set forth in Schedule 6, on the date hereof none of the material Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

SECTION 5 COVENANTS.

Each Grantor covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full in cash (other than contingent or indemnification obligations for which no claim has been made):

5.1 [Reserved].

5.2 Delivery of Instruments, Certificated Securities and Chattel Paper. Except to the extent that such amounts so payable to Grantors and the other Guarantors (including the Canadian Grantors) combined do not exceed $250,000 in aggregate, if any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Collateral Agent, duly endorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

5.3 Maintenance of Insurance.

(a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies, in accordance with the terms of the Credit Agreement (as in existence on the date hereof), (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties in accordance with the terms of the Credit Agreement (as in existence on the date hereof) and (ii) insuring such Grantor against liability for personal injury and property damage relating to such Inventory and Equipment.

(b) All such insurance shall (i) provide for not less than 30 days’ prior notice to the Collateral Agent of termination, lapse or cancellation of such insurance (to the extent such provision is obtainable using commercially reasonably efforts) and (ii) name the Collateral Agent as an additional insured and/or loss payee, as applicable (it being understood that such Grantor shall provide to the Collateral Agent promptly (but in any event within 45 days after the date hereof) the certificates of insurance naming the Collateral Agent as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Grantors that constitutes Collateral).

(c) The Company shall deliver to the Collateral Agent, substantially concurrently with the annual renewal of each insurance policy covered by the certificates of insurance delivered on the Issue Date, updated insurance certificates with respect to each such insurance policy and, in addition, such supplemental information with respect to each such insurance policy as the Collateral Agent may from time to time reasonably request.

5.4 Maintenance of Perfected Security Interest; Further Documentation. Subject to the terms of the Intercreditor Agreement:

(a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest (but only to the extent that such security interest can be perfected by the filing of a financing statement under the Uniform Commercial Code (or other similar Laws) or obtaining “control” (within the meaning of the applicable Uniform Commercial Code) of Deposit Accounts (other than Permitted Unperfected Accounts) or Investment Property) having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever (other than Persons with prior Liens permitted under clause (b) of Section 4.3), subject to the rights of such Grantor under the Note Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the reasonable written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and shall record or cause to be recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar Laws) in effect in any jurisdiction with respect to the security interests created hereby (ii) in the case of Investment Property, Deposit Accounts and Securities Accounts (other than Permitted Unperfected Accounts), Letter-of-Credit Rights (but, in the case of such Letter-of-Credit Rights, only after written request from the Collateral Agent and subject to the last sentence of Section 4.3) and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto and (iii) in the case of Intellectual Property, filings to the United States Patent and Trademark Office, the United States Copyright Office or other similar authority.

5.5 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(i) change its jurisdiction of organization from that referred to in Section 4.4; or

(ii) change its name.

5.6 Notices. Such Grantor will advise the Collateral Agent promptly, in reasonable detail, of the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.7 Investment Property.

(a) Subject to the terms of the Intercreditor Agreement, if such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent, the Holders and the other Secured Parties, hold the same in trust for such Persons and deliver the same forthwith to the Collateral Agent in the exact form received, duly endorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. If an Event of Default has occurred and is continuing, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of, or as a distribution of capital by, any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any property (if an Event of Default has occurred and is continuing) or any Investment Property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor (when otherwise required to be paid or delivered over to the Collateral Agent as set forth above), such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent, the Holders and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Collateral Agent, such Grantor will not (i) if an Event of Default has occurred and is continuing, vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction permitted by the Indenture), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or otherwise permitted in the Indenture or (iv) enter into any agreement or undertaking, other than as permitted under the Indenture, restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Section 6.3(c) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) with respect to the Investment Property issued by it.

5.8 Receivables. Subject to the terms of the Intercreditor Agreement,

(a) other than in the ordinary course of business, such Grantor will not, with respect to any material portion of the Receivables, (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could materially adversely affect the value thereof;

(b) such Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it that challenges the validity or enforceability of more than five percent (5%) of the aggregate amount of the then outstanding Receivables;

(c) if, as of any fiscal quarter end occurring after the Issue Date, the Grantors determine that more than ten percent (10%) of Receivables (in the aggregate for all Grantors) have a Governmental Authority as an obligor, then the Grantors shall so notify the Collateral Agent (such notice to be given substantially concurrently with the delivery of the quarterly reports required pursuant to the Indenture) and as may be reasonably necessary to comply with any applicable federal assignment of claims Laws and other comparable Laws; and

(d) this Section 5.8 shall not apply to any Receivables sold or financed pursuant to a Permitted Receivables Financing.

5.9 Intellectual Property.

(a) Except as would not have a material adverse effect on the aggregate value of the Collateral, such Grantor will (i) continue to use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any new mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the ratable benefit of the Collateral Agent, the Holders and the other Secured Parties, shall obtain a perfected security interest in such new mark pursuant to this Agreement, and (v) not do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Except as would not have a material adverse effect on the aggregate value of the Collateral, such Grantor will not do any act, or omit to do any act, whereby any Patent may become forfeited, abandoned or dedicated to the public.

(c) Except as would not have a material adverse effect on the aggregate value of the Collateral, such Grantor will not do any act or knowingly omit to do any act whereby any Copyright may become invalidated or otherwise impaired. Such Grantor will not do any act whereby any Copyright may fall into the public domain, to the extent such Copyright is material to the aggregate value of the Collateral.

(d) Except as would not have a material adverse effect on the aggregate value of the Collateral, such Grantor will not do any act that knowingly uses any Intellectual Property to infringe the intellectual property rights of any other Person.

(e) Such Grantor will promptly notify the Collateral Agent and the Secured Parties if it knows, or has reason to know, that any application or registration relating to any Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any cancellation or invalidation proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country, but specifically excluding any official actions or search reports issued by any intellectual property office around the world during the normal course of prosecution of any applications for Intellectual Property) regarding such Grantor’s ownership of, or the validity of, any Intellectual Property or such Grantor’s right to register the same or to own and maintain the same, in each case to the extent such Intellectual Property is material to the aggregate value of the Collateral.

(f) Whenever such Grantor, either by itself or through the Collateral Agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent in accordance with Section 6.02(a)(iii)(y) of the Credit Agreement. Upon reasonable request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as may be necessary to evidence the Collateral Agent’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g) Except as otherwise determined in the exercise of such Grantor’s reasonable business judgment, Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, in each case to the extent such Intellectual Property is material to the aggregate value of the Collateral.

(h) In the event that any Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) notify the Collateral Agent after it learns thereof, in each case to the extent such Intellectual Property is material to the aggregate value of the Collateral.

(i) Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, each Grantor shall use its best efforts to obtain all requisite consents or approvals from the licensor of each Copyright License, Patent License, Trade Secret License or Trademark License to effect the assignment or sublicense of all of such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee for the benefit of the Secured Parties in accordance with this Agreement or the Indenture.

(j) For the avoidance of doubt, and subject to the terms of the Intercreditor Agreement, at no time shall any Grantor be required to take any steps to perfect the Collateral Agent’s security interest in any Intellectual Property in any jurisdiction outside of the United States or Canada unless and until the Collateral Agent shall have requested such Grantor to do so in writing.

5.10 Commercial Tort Claims. Each Grantor shall (i) forward to the Collateral Agent written notification (such notice to be given substantially concurrently with the delivery of the quarterly financial statements required pursuant to Section 4.03 of the Indenture) of any and all Commercial Tort Claims where the expected recovery could reasonably be expected to be in an amount in excess of $200,000, including, but not limited to, any and all actions, suits and proceedings before any court or Governmental Authority by or affecting such Grantor or any of its Subsidiaries and (ii) if and to the extent requested by the Collateral Agent in writing, execute and deliver such statements, documents and notices and do and cause to be done all such things as may be reasonably required by the Collateral Agent, or required by Law, including all things which may from time to time be necessary under the UCC to fully create, preserve, perfect and protect the priority of the Collateral Agent’s security interest in any such Commercial Tort Claims.

5.11 Cash Management Systems. Each Grantor shall enter into a deposit account control agreement or a securities account control agreement (or amend the existing deposit account control agreement or the securities account control agreement), as applicable, in respect of each Deposit Account and Securities Account (other than Permitted Unperfected Accounts) in substantially similar form as the deposit account control agreement or the securities account control agreement entered into with the First Lien Collateral Agent; provided, that (x) prior to Discharge of First Lien Obligations, such Grantor shall only be required to use commercially reasonable efforts to comply with the foregoing obligation in this

Section 5.11 and (y) upon and following Discharge of First Lien Obligations (and to the extent that no deposit account control agreement or securities account control agreement is already in place in respect of the Second Lien Collateral Agent), such Grantor shall promptly (but in any event within 30 days following thereof) enter into a new deposit account control agreement or securities account control agreement in substantially similar form as the existing deposit account control agreement or the securities account control agreement (or amend such existing deposit account control agreement or the securities account control agreement) with such modifications as are reasonably required by the relevant financial institution thereof to ensure that Second Lien Collateral Agent has “control” over such Deposit Account and Securities Account.

5.12 Overriding Provisions with respect to Collateral. Notwithstanding anything to the contrary contained above in this Section 5 or elsewhere in this Agreement or any other Note Document, to the extent the provisions of this Agreement (or any other Note Documents) require (including any representation or warranty to the extent that it would have the effect of requiring) the delivery of, or control over, Collateral to be granted to the Collateral Agent at any time prior to the Discharge of First Lien Obligations, then delivery of such Collateral (or control with respect thereto) shall instead be granted to the First Lien Collateral Agent, as provided by the terms of the Intercreditor Agreement, to be held in accordance with the Intercreditor Agreement and such provision shall be deemed to have been satisfied (or, in the case of any such representation and warranty, shall be deemed to be true). Furthermore, at all times prior to the Discharge of First Lien Obligations, the Collateral Agent is authorized by the parties hereto to effect transfers of Collateral at any time in its possession (and any “control” or similar agreements with respect to Collateral) to the First Lien Collateral Agent in accordance with the terms of the Intercreditor Agreement.

SECTION 6 REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables.

(a) If an Event of Default shall have occurred and be continuing, (x) the Collateral Agent shall have the right to make test verifications of the Receivables in any reasonable manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications and (y) upon the Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) Subject to the terms of the Intercreditor Agreement, the Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Subject to the terms of the Intercreditor Agreement, if required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor.

(c) Subject to the terms of the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, at the Collateral Agent’s reasonable request, (i) each Grantor shall deliver to the Collateral Agent all original (to the extent such Grantor has original copies) and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original (to the extent such Grantor has original copies) orders, invoices and shipping receipts and (ii) at the reasonable request of the Collateral Agent the applicable Grantor shall use its commercially reasonable efforts to take such steps as may be necessary to comply with any applicable federal assignment of claims Laws and other comparable Laws. Notwithstanding anything to the contrary in this Agreement, no Grantor will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information with respect to any account debtors related to any Receivables, (ii) in respect of which disclosure to the Collateral Agent or any other Secured Party (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.2 Communications with Obligors; Grantors Remain Liable.

(a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.

(b) Subject to the terms of the Intercreditor Agreement, upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent, Holder or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent, any Holder or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock, Pledged Notes and Investment Property.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would materially impair the Collateral in a manner not expressly permitted by the Indenture, this Agreement or any other Note Document or which would be inconsistent with or result in any violation of any provision of the Intercreditor Agreement, the Indenture, this Agreement or any other Note Document.

(b) Subject to the terms of the Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in the order set forth in Section 6.5, and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter, during the continuance of such Event of Default, exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability (except liabilities resulting from the gross negligence or willful misconduct of the Collateral Agent (as determined by a court of competent jurisdiction in a final, non-appealable judgment)) except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Subject to the terms of the Intercreditor Agreement, each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent.

6.4 Proceeds to be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Receivables, subject to the terms of the Intercreditor Agreement, if an Event of Default shall occur and be continuing, upon receipt by such Grantor of notice from the Collateral Agent, all Proceeds received by any Grantor consisting of cash, checks and other similar near-cash items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, upon the request of the Collateral Agent, be turned over to the Collateral Agent forthwith upon receipt by such Grantor in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent, the Holders and the other Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. Subject to the terms of the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing (but the Obligations shall not have been accelerated pursuant to Section 6.02 of the Indenture), the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the Note Guarantee, in payment of the Obligations in the order set forth in Section 6.10 of the Indenture.

6.6 Code and Other Remedies. Subject to the terms of the Intercreditor Agreement, if an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable Law. Without limiting the generality of the foregoing, subject to the terms of the Intercreditor Agreement, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, have assigned to it, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, sublicense, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent, or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Subject to the terms of the Intercreditor Agreement, and upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent an absolute assignment of all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by Law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released to the extent permitted by Law. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent, the Holders and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in the order set forth in Section 6.5 hereof, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of Law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable Law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent, any Holder or any other Secured Party arising out of the exercise by them of any rights hereunder, except for gross negligence, bad faith or willful misconduct on the part of any such Person. If any notice of a proposed sale or other disposition of Collateral shall be required by Law, such notice shall be deemed reasonable and proper if given at least 20 days before such sale or other disposition.

6.7 Private Sales.

(a) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities Laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities Laws, even if such Issuer would agree to do so.

(b) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Collateral Agent, the Holders and each of the other Secured Parties, that the Collateral Agent, the Holders and each of the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives, to the extent permitted by applicable Law, and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Indenture.

6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

6.9 Intellectual Property License. Subject to the terms of the Intercreditor Agreement, the Grantors hereby grant the Collateral Agent a non-exclusive, transferable, sublicensable, worldwide license and right, effective solely during an Event of Default, to the maximum extent permitted by applicable Law and to the extent of the Grantors’ interest therein, exercisable without payment of royalty or other compensation, under and to any and all of the Intellectual Property now or hereafter owned by, licensed to, or otherwise used by the Grantors to purchase, use, market, repossess, possess, store, assemble, manufacture, process, sell, transfer, distribute, lease, license and otherwise exploit and dispose of any asset included in the Collateral to the extent the Collateral Agent takes possession of such in accordance with the terms and conditions of this Agreement and the Indenture. For the avoidance of doubt, in the event that any such Event of Default is cured in accordance with the terms and conditions of this Agreement and the Indenture, the foregoing license shall automatically be suspended.

SECTION 7 THE COLLATERAL AGENT

7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1 to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1 unless an Event of Default shall have occurred and be continuing and subject to the terms of the Intercreditor Agreement.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The reasonable and out-of-pocket expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest payable on past due Notes under the Indenture, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, the Trustee, any Holder, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent, the Trustee and the other Secured Party hereunder are solely to protect the Collateral Agent’s, the Holders’ and each other Secured Party’s interests in the Collateral and shall not impose any duty upon any of such Persons to exercise any such powers. The Collateral Agent, the Holders and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. The Grantors and each Secured Party, by acceptance of the benefits hereof, agrees that references to the Trustee in Article VII of the Indenture shall be understood to include the Collateral Agent when acting under this Agreement and the other Security Documents, and that said Article is hereby incorporated herein in its entirety mutatis mutandis.

7.3 Filing of Financing Statements. Pursuant to any applicable Law, each Grantor authorizes the Collateral Agent (or its designees) to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property” or such similar language in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent (or its designees) of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5 Collateral Agent. Notwithstanding anything to the contrary herein, the following provisions shall govern the Collateral Agent’s rights, powers, obligations and duties under this Agreement:

(a) Each of the Holders and the Trustee pursuant to Section 13.03 of the Indenture has designated and appointed U.S. Bank National Association to act as Collateral Agent under this Agreement and the other Note Documents to which it is a party, and has authorized the Collateral Agent to take such actions on its behalf under the provisions of this Agreement and such other Note Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and such other Note Documents. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Note Documents the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement or such other Note Documents or any fiduciary relationship with any parties to the First-Lien Documents or Note Documents, and no implied covenants, functions or responsibilities shall be read into this Agreement or otherwise exist against Collateral Agent.

(b) In no event shall the Collateral Agent have any obligation to inquire or investigate as to the correctness, veracity, or content of any instruction received from any other Note Documents. In no event shall the Collateral Agent have any liability in respect of any such instruction received by it and relied on with respect to any action or omission taken pursuant thereto.

(c) With respect to the Collateral Agent’s duties under this Agreement or any of the Note Documents, the Collateral Agent may act through its attorneys, accountants, experts and such other professionals as the Collateral Agent deems necessary, advisable or appropriate and shall not be responsible for the misconduct or negligence of any attorney, accountant, expert or other such professional appointed with due care.

(d) Neither the Collateral Agent nor any of its experts, officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it under or in connection with this Agreement or any of the Note Documents (except for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction), or (ii) responsible in any manner for any recitals, statements, representations or warranties (other than its own recitals, statements, representations or warranties) made in this Agreement or any of the other Note Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any of the Note Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the Note Documents or for any failure of the Grantors or any other Person to perform their obligations hereunder and thereunder. The Collateral Agent shall not be under any obligation to any Person to ascertain or to inquire as to (i) the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Note Documents or to inspect the properties, books or records of the Grantors, (ii) whether or not any representation or warranty made by any Person in connection with this Agreement or any Note Documents is true, (iii) the performance by any Person of its obligations under this Agreement or any of the Note Documents or (iv) the breach of or default by any Person of its obligations under this Agreement or any of the Note Documents.

(e) The Collateral Agent shall not be bound to (i) account to any Person for any sum or the profit element of any sum received for its own account; (ii) disclose to any other Person any information relating to the Person if such disclosure would, or might, constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person; (iii) be under any fiduciary duties or obligations other than those for which express provision is made in this Agreement or in any of the other Note Documents to which it is a party; or (iv) be required to take any action that it reasonably believes, based on advice of counsel, is in conflict with any applicable law, this Agreement or any of the other Note Documents, or any order of any court or administrative agency;

(f) The Collateral Agent shall be authorized to but shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or monitoring or maintaining the perfection of any security interest in the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that the Collateral Agent shall have no responsibility for (i) taking any necessary steps to preserve rights against any Person with respect to any Collateral or (ii) taking any action to protect against any diminution in value of the Collateral, but, in each case (A) subject to the requirement that the Collateral Agent may not act or omit to take any action if such act or omission would constitute gross negligence or willful misconduct and (B) the Collateral Agent may do so and all expenses reasonably incurred in connection therewith shall be part of the Obligations.

(g) The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith, except to the extent of the Collateral Agent’s gross negligence or willful misconduct.

(h) The Collateral Agent shall not be responsible for, nor incur any liability with respect to, (i) the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interest in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part under this Agreement or any of the other Note Documents, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent (as determined by a final non-appealable judgment of a court of competent jurisdiction), (ii) the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iii) the validity of the title of the Grantors to the Collateral, (iv) insuring the Collateral or (v) the payment of taxes, charges or assessments upon the Collateral or otherwise as to the maintenance of the Collateral.

(i) Notwithstanding anything in this Agreement or any of the Note Documents to the contrary, (i) in no event shall the Collateral Agent or any officer, director, employee, representative or agent of the Collateral Agent be liable under or in connection with this Agreement or any of the Note Documents for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits or loss of opportunity, whether or not foreseeable, even if the Collateral Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought; and (ii) the Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement in all of the other Note Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such Note Documents. In no event shall the Collateral Agent be obligated to invest any amounts received by it hereunder.

(j) The Collateral Agent shall be entitled conclusively to rely, and shall be fully protected in relying, upon any note, writing, resolution, request, direction, certificate, notice, consent, affidavit, letter, cablegram, telegram, telecopy, email, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and/or upon advice and/or statements of legal counsel, independent accountants and other experts selected by the Collateral Agent and need not investigate any fact or matter stated in any such document. Any such statement of legal counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in accordance therewith. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any of the other Note Documents (i) if such action would, in the reasonable opinion of the Collateral Agent (which may be based on the opinion of legal counsel), be contrary to applicable law or any of the Note Documents, (ii) if such action is not provided for in this Agreement or any of the other Note Documents, (iii) if, in connection with the taking of any such action hereunder or under any of the Note Documents that would constitute an exercise of remedies hereunder or under any of the Note Documents it shall not first be indemnified to its satisfaction by the Holders against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action, or (iv) if notwithstanding anything to the contrary contained in this Agreement, in connection with the taking of any such action that would constitute a payment due under any agreement or document, it shall not first have received from the Holders or the Grantors funds equal to the amount payable. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any of the other Note Documents in accordance with a request of the requisite percentage of Holders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the other Holders and the Trustee.

(k) The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default unless and until the Collateral Agent has received a written notice or a certificate from the Grantors stating that a Default has occurred. The Collateral Agent shall have no obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether a Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it. No provision of this Agreement, the Intercreditor Agreement or any of the Note Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement, any of the other Note Documents or the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability including an advance of moneys necessary to perform work or to take the action requested is not reasonably assured to it, the Collateral Agent may decline to act unless it receives indemnity satisfactory; to it in its sole discretion, including an advance of moneys necessary to take the action requested. The Collateral Agent shall be under no obligation or duty to take any action under this Agreement or any of the other Note Documents or otherwise if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.

(l) Any corporation into which the Collateral Agent may be merged, or with which it may he consolidated, or any corporation resulting from any merger or consolidation to which the Collateral Agent shall be a party, shall become a Collateral Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto except for written notice to the other parties hereto.

(m) The Collateral Agent may resign as Collateral Agent at any time upon written notice to the Holders, Trustee and the Grantors and may be removed at any time with or without cause by the Holders constituting at least the majority of the principal amount of the Notes outstanding (the “Requisite Holders”), with any such resignation or removal to become effective only upon the appointment of a successor Collateral Agent under this Section. If the Collateral Agent shall provide notice of its resignation or be removed as Collateral Agent, then the Requisite Holders shall (and if no such successor shall have been appointed within 45 days of the Second Priority Collateral Agent’s resignation or removal, the Collateral Agent may) appoint a successor Collateral Agent which successor agent shall, in the case of any appointment by the Collateral Agent, be reasonably acceptable to the Requisite Holders, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent (except that the resigning Collateral Agent shall deliver all Collateral then in its possession to the successor Collateral Agent and shall execute and deliver to the successor Collateral Agent such instruments of assignment and transfer and other similar documents as such successor Collateral Agent shall deem necessary or advisable (at the joint and several expense of the Grantors)). After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent. In the event that a successor Collateral Agent is not appointed within the time period specified in this Section following the provision of a notice of resignation or removal of the Collateral Agent, the Collateral Agent or any other Secured Party may petition a court of competent jurisdiction for the appointment of a successor Collateral Agent (at the joint and several expense of the Grantors).

SECTION 8 MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Article IX of the Indenture.

8.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 12.02 of the Indenture; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent, any Holder or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by Law.

8.4 Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay or reimburse each of the Secured Parties for all reasonable invoiced, out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel) incurred in collecting against such Grantor under the Note Guarantee or otherwise enforcing or preserving any rights under this Agreement and the other Note Documents to which such Grantor is a party.

(b) Each Grantor agrees to pay, and to hold each of the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor agrees to pay, and to hold each of the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and each of the other Note Documents.

(d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Indenture and the other Note Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent, the Holders and each of the other Secured Parties, and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

8.6 Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time after the Notes and other amounts payable under the Indenture shall have become due and payable pursuant to Article VIII of the Indenture, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Indenture, any other Note Document or otherwise, as Secured Party may elect, whether or not the Collateral Agent, any Holder or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Note Documents represent the agreement of the Grantors, the Collateral Agent, the Holders and each of the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent, any Holder or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Note Documents.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Note Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Note Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Note Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent, Holders and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Note Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.14 Additional Grantors. Each Subsidiary of Holdings that is required to become a party to this Agreement pursuant to Section 4.20 of the Indenture shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15 Releases.

(a) At such time as the Obligations shall have been paid in full in cash, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination and to authorize the filing by Grantors of any necessary UCC terminations or other terminations or releases.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Indenture and the Intercreditor Agreement, then the security interests in such Collateral shall be automatically released without further action by any party and the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. For the avoidance of doubt, the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Company (at the Company’s expense) to evidence the release of any Liens created by any Note Document in respect of Collateral constituting Receivables Assets in connection with any Permitted Receivables Financing. At the request and sole expense of the Company, a Grantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Indenture and the Intercreditor Agreement; provided that the Company shall have delivered to the Collateral Agent a certification by the Company (in the form of an officer’s certificate) stating that such transaction is in compliance with the Indenture and the other Note Documents and at the request of the Collateral Agent and at the sole expense of the Company, a legal opinion in form and substance reasonably acceptable to the Collateral Agent.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

GRANTORS

PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation

By:	/s/ Jeffrey J. Fletcher
Name: Jeffrey J. Fletcher
Title: Vice President and Controller

APPVION, INC., a Delaware corporation

By:	/s/ Jeffrey J. Fletcher
Name: Jeffrey J. Fletcher
Title: Vice President and Controller

[Signature Page to Second Lien Collateral Agreement]

Accepted and agreed to as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

By:	/s/ Steven F. Posto
Name: Steven F. Posto
Title: Vice President

[Signature Page to Second Lien Collateral Agreement]

Annex I

to

Second Lien Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                     , 20    , made by                     , a                     [corporation] (the “Additional Grantor”), in favor of U.S. Bank National Association, as Collateral Agent (in such capacity, the “Collateral Agent”) for the holders of the notes under the Indenture referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Indenture or the Collateral Agreement referred to below.

W I T N E S S E T H:

WHEREAS, APPVION, INC., a Delaware corporation (the “Company”), PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation (“Holdings”) and the other guarantors thereunder, the Collateral Agent have entered into an Indenture dated as of November 19, 2013 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Indenture”);

WHEREAS, in connection with the Indenture, the Company and certain of its Affiliates (other than the Additional Grantor) have entered into the Second Lien Collateral Agreement, dated as of November 19, 2013 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Collateral Agreement”) in favor of the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, the Indenture requires the Additional Grantor to become a party to the Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [*] to the Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

*	Refer to each Schedule which needs to be supplemented.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title: